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                                                                    Exhibit 12.1
                                                                    ------------

                          IRWIN FINANCIAL CORPORATION

               Computation of Ratio of Earnings to Fixed Charges

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

                                          Six Months Ended
                                              June 30,                          Year Ended December 31,
                                      -----------------------     ---------------------------------------------------
                                         2000       1999       1999        1998       1997       1996        1995
                                        -----      -----      -----       -----      -----      -----       -----
                                                             (dollars in thousands)
Including Interest on Deposits
Earnings:
  Earnings before income taxes        $28,266    $28,061   $ 52,637    $ 50,857    $42,178    $37,287     $32,449
  Fixed charges from below             39,019     28,703     59,491      63,986     49,055     41,625      28,568
                                      -------    -------   --------    --------    -------    -------     -------
  Earnings                            $67,285    $56,764   $112,128    $114,843    $91,233    $78,912     $61,017
                                      -------    -------   --------    --------    -------    -------     -------
Fixed charges:
 Interest expense                     $39,019    $28,703   $ 59,491    $ 63,986    $49,055    $41,625     $28,568
                                      -------    -------   --------    --------    -------    -------     -------
Ratio of earnings to fixed charges       1.72x      1.98x      1.88x       1.79x      1.86x      1.90x       2.14x
                                      -------    -------   --------    --------    -------    -------     -------

Excluding Interest on Deposits
Earnings:
  Earnings before income taxes        $28,266    $28,061   $ 52,637    $ 50,857    $42,178    $37,287    $32,499
  Fixed charges from below             19,009     17,283     34,271      40,617     29,092     23,893     13,700
                                      -------    -------   --------    --------    -------    -------    -------
  Earnings                            $47,275    $45,344   $ 86,908    $ 91,474    $71,270    $61,180    $46,149
                                      -------    -------   --------    --------    -------    -------    -------
Fixed charges:
 Interest expense, excluding          $19,009    $17,283   $ 34,271    $ 40,617    $29,092    $23,893    $13,700
   interest on deposits               -------    -------   --------    --------    -------    -------    -------
Ratio of earnings to fixed charges       2.49x      2.62x      2.54x       2.25x      2.45x      2.56x      3.37x
                                      -------    -------   --------    --------    -------    -------    -------
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